Exhibit 99.1

SDI Announces Extension of Consulting Agreement

PERRY, Fla.--(BUSINESS WIRE)--June 16, 2017--Security Devices International Inc.:

NOT FOR DISSEMINATION OR DISTRIBUTION IN THE UNITED STATES

Security Devices International Inc. (“SDI”) (TSX-V:SDZ) (OTCBB:SDEV) announces that it has agreed to extend the consulting agreement between SDI and Northeast Industrial Partners LLC (“Northeast”) first announced on June 20, 2016. On May 26, 2017, SDI announced that it had made the final payment under that agreement. SDI and Northeast have agreed to extend the consulting agreement that will automatically renew each quarter until either party gives notice of cancellation.

For its services and subject to stock exchange approval, Northeast will be issued SDI common shares for its services on August 15, 2017 and quarterly thereafter while the consulting agreement is in effect. Payments will be prorated if the consulting agreement is terminated during any quarterly period. The common shares issued under the agreement will be priced at the higher of (i) the minimum price permitted by the TSX Venture Exchange, and (ii) the volume weighted average trading price per common share over the 20 day period preceding the due date.

Bryan Ganz is the President, and a director, of SDI. Northeast is a related party of SDI under Multilateral Instrument 61-101 (“MI 61-101”). SDI is exempt from the formal valuation requirement and shareholder approval requirement of MI 61-101.

The Company furthermore announces the issuance of 150,000 options under the SDI option plan to specified management. These options have an expiry date of June 15, 2022 with an exercise price of $0.20.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release constitute forward-looking statements. These statements relate to future events or SDI’s future performance and include the expansion of SDI’s product offering. All such statements involve substantial known and unknown risks, uncertainties and other factors which may cause the actual results to vary from those expressed or implied by such forward-looking statements. Forward-looking statements involve significant risks and uncertainties, they should not be read as guarantees of future performance or results, and they will not necessarily be accurate indications of whether or not such results will be achieved. Although the forward-looking statements contained in this news release are based upon what management of SDI believes are reasonable assumptions on the date of this news release, SDI cannot assure investors that actual results will be consistent with these forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof and SDI disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required under applicable securities regulations.

About Security Devices International Inc.

SDI is a technology company specializing in the areas of Military, Law Enforcement, Corrections, and Private Security. The Company develops and manufactures innovative, less lethal equipment and munitions that are safe, effective, and reliable.

NEITHER TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

CONTACT:
Security Devices International Inc.
Dean Thrasher, CEO
dthrasher@securitydii.com
www.securitydii.com